Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 23, 2011, with respect to the financial statements of USMD Inc. and Subsidiaries contained in the registration statement and prospectus. We consent to the use of the aforementioned report in the registration statement and prospectus, and to the use of our name under the caption “Experts.”

/s/ Grant Thornton LLP

Dallas, Texas

June 23, 2011